SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 25, 2010

STRASBAUGH
(Exact name of registrant as specified in its charter)

California	000-23576	777-0057484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Buckley Road, San Luis Obispo, CA	93401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 541-6424

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On June 25, 2010, Mr. Chuck Schillings was terminated from his positions as President and Chief Executive Officer of Strasbaugh (the “Company”).  Mr. Schilling’s employment with the Company and, as a result, the Employment Agreement, dated May 24, 2007, by and between Mr. Schillings and the Company (the “Employment Agreement”) were also terminated effective as of June 25, 2010.

Under the terms of the Employment Agreement, as a result of the termination of Mr. Schillings’ employment by the Company without cause, Mr. Schillings is entitled to (i) payment of his salary in effect as of June 25, 2010 through the end of June 2010 plus credit for any vacation earned but not taken, (ii) six months of his base salary in effect as of June 25, 2010, and (iii) a prorated incentive bonus for the fiscal year ending December 31, 2010, if any.  Further, the Company is obligated to maintain, at its expense, all medical and life insurance to which Mr. Schillings was entitled immediately prior to June 25, 2010 for a period not to exceed 12 months.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information included in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

The bylaws of the Company prescribe that if the Company has no president at any time, then the chairman of the board of directors of the Company (the “Board”) shall act as the chief executive officer of the Company and have the powers and duties of the president of the Company.  As such, on June 25, 2010, the Board appointed Alan Strasbaugh, the Chairman of the Company’s Board, to be the Acting President and Chief Executive Officer of the Company.

Transactions with Related Persons – Current Employment Agreement

Alan Strasbaugh, age [61], has served as Chairman of the Board since May 2007 and as Chairman of the board of directors of the Company’s operating subsidiary, R. H. Strasbaugh, since 1978.  Mr. Strasbaugh started employment at R.H. Strasbaugh in 1961.  For the first ten years he worked in most phases of manufacturing and engineering, followed by eight years of manufacturing management, then ten years as General Manager and Director of Operations. He was Chief Executive Officer from 1990 to 1998, growing annual sales from $8 million to $80 million.  Mr. Strasbaugh currently is party to an employment agreement with the Company pursuant to which he serves as an advisor to the Company.  He has a B.S. Degree in Mechanical Engineering from California State Polytechnic University, Pomona.  He has been awarded nine U.S. patents related to semiconductor manufacturing.  Mr. Strasbaugh is uniquely qualified to serve on the Board and as the Company’s Acting President and Chief Executive Officer given his long tenure with Strasbaugh and the critical capacities in which he has served.  Mr. Strasbaugh’s in depth knowledge of the Company’s operations, products, and industry provides the Company’s Board and management with unique insights into the Company’s operations and provides the Company’s Board and management with a broad perspective of the operational challenges, opportunities and risks facing Strasbaugh.

The Employment Agreement, dated May 24, 2007, by and between the Company and Mr. Strasbaugh (“Strasbaugh Agreement”) provides for a five-year term and renewal based upon mutual agreement.  For providing services to Strasbaugh as a technical advisor, Mr. Strasbaugh receives an annual base salary of $100,000.

The Company is required to provide Mr. Strasbaugh with certain benefits, to the extent the Company offers them, including the right to participate in the Company’s employee medical, dental, life and disability insurance plans. Additionally, Mr. Strasbaugh is eligible for holiday and vacation pay in accordance with the Company’s employment policies.  Mr. Strasbaugh is also entitled to reimbursement for all reasonable business expenses incurred on behalf of the Company, including expenditures for travel.

The Strasbaugh Agreement may only be terminated for “cause,” or upon disability or death.  Upon termination on death, Mr. Strasbaugh’s estate will be entitled to receive a payment equal to 60 days of Mr. Strasbaugh’s base salary.

The term “cause” is defined in the Strasbaugh Agreement as (i) any act of personal dishonesty, including, but not limited to, any intentional misapplication of the Company’s funds or other property, or action resulting in personal gain to the employee at the expense of the Company; or (ii) employee’s regular neglect of his duties or employee’s gross negligence or willful misconduct in the performance of his duties; or (iii) disobedience of a lawful and reasonable order or directive given to employee by the Board and within the scope of employee’s duties that is not cured within ten (10) days after receiving written notice from the Company; or (iv) employee’s participation in a criminal activity or in an activity involving moral turpitude that has a material adverse effect (the report in the public media of conduct described in this subparagraph (iv), above, shall be deemed to cause a material adverse effect on the Company); or (v) employee’s misappropriation or disclosure to others in competition with the Company any of the Company’s confidential information, including investment prospects, analysis or advice, customer lists, plans or other property interests of the Company.

Transactions with Related Persons – Director Compensation

On August 1, 2009, Mr. Strasbaugh was issued options to purchase 9,000 shares of the Company’s common stock pursuant to the Company’s 2007 Share Incentive Plan as compensation for his services as a director of the Company.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of the Company’s directors and executive officers, including Mr. Strasbaugh.  The indemnification agreements and the Company’s articles of incorporation and bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by California law.

Facilities Lease

The Company’s corporate headquarters, in San Luis Obispo, is owned by Alan Strasbaugh and leased to R. H. Strasbaugh, the term of the lease is one year, at $84,000 per month.  During each of the years ended December 31, 2009 and 2008, the Company’s total lease costs under the lease were approximately $1,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2010	STRASBAUGH

	By:	/s/ Richard Nance
Richard Nance, Chief Financial Officer